EXHIBIT 99.1



                   SETTLEMENT AGREEMENT AND MUTUAL RELEASE


     This SETTLEMENT AGREEMENT AND MUTUAL RELEASE (hereinafter referred to as "Agreement") is made as of August, 2004, by and between Plaintiff, JOHN BERNSTEIN, and Defendant, Q-MATRIX, INC. Plaintiff and Defendant may also be hereinafter collectively referred to as ("the parties").

     Plaintiff has filed a complaint ("Complaint") against Defendant in the Superior Court of the State of California, in and for the County of Alameda, Case No. HG4155209, Plaintiff's Complaint will be hereinafter collectively referred to as the "Action." As of the date of this Agreement, Defendant has not filed a cross-complaint as against Plaintiff. There are no parties to this action.

     The parties hereto desire to settle and terminate the Action as against Defendant hereunder and forever discharge all claims, demands, liabilities, and causes of action against one another based upon or arising out of the subject matter of the Action and as well fully resolve any and all other claims which may exist between them whether known or unknown.

     NOW, THEREFORE, for good and valuable consideration, including the mutual covenants herein contained, it is agreed as follows:

                                  AGREEMENT

     1. Settlement of the Action. For and in consideration of the settlement between the parties, Defendant hereby agrees to make payment to Plaintiff in the total amount of nineteen thousand, two-hundred eighty dollars and seventy-five cents ($19,280.75), plus Plaintiff's costs for filing the lawsuit and serving Defendant not to exceed $400.00. The parties hereto hereby release and forever discharge each other, and the other's predecessors, successors, assigns, affiliates, parent corporations, subsidiary corporations, officers, directors, agents, servants, representatives, employees, heirs, and assigns, and any other person, firm or corporation now, previously, or hereafter affiliated in any manner with any of the parties hereto, of and from any and all claims, demands, assertions of liability, causes of action, obligations, damages, claims for indemnity of any kind, nature or character whatsoever, except for the obligations set forth within this Agreement, whether or not known, suspected, or claimed, which any may have against the other, including
(1) those arising by reasons of any matter, cause, or event arising directly or indirectly out of the facts and circumstances of the Action - Alameda County Superior Court Case No. HG4155209 and (2) those arising out of or in any way connected with any loss, damage or injury whatsoever of whatever kind or nature, whether known or unknown, suspected or unsuspected, resulting from any action or omission by, or on the part of, any party committed or omitted prior to the date that this Agreement is executed.



SETTLEMENT AGREEMENT
AND MUTUAL RELEASE
Alameda County Case No. HG 4155209

     2. Waiver of Rights. This Agreement shall be construed under the laws of the State of California. It is the intention of the parties hereto that the release contained herein shall be effective as a full and final accord and satisfaction, as a bar to all actions, causes of action, obligations, costs, expenses, attorneys' fees, damages, losses, claims, liabilities, and demands of any nature, character, or kind, known or unknown, suspected or unsuspected, arising out of, directly or indirectly, the subject matter of the Action. The parties hereto acknowledge that they are familiar with Section 1542 of the California Civil Code, which provides as follows:

     A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.

     The parties hereby expressly waive and relinquish any and all rights and benefits which they may have under, or which may be conferred on them by, the provisions of Section 1542 of California Civil Code, as well as under any other State or Federal statute or common law principle of similar effect, to the fullest extent that they may lawfully waive such rights or benefits pertaining to the released matters.

     In connection with such waiver and relinquishment, the parties hereto acknowledge that they are aware that they or their attorneys may hereafter discover claims or facts in addition to or different from those which they now know or believe to exist with respect to the subject matter of this Agreement, but that it is their intention hereto to fully, finally and forever to settle and release all of the disputes and differences known or unknown, suspected or unsuspected, which do now exist, may exist in the future, or heretofore have existed arising out of or in connection with the released matters. in furtherance of such intention, the release hereby given shall be and remain in effect as a full and complete release notwithstanding the discovery or existence of any such additional or different claims or facts arising out of or in connection with the released matters, as they pertain to Alameda County Superior Court Case No. HG 4155209.

     3. Payment Terms. The nineteen thousand, two-hundred eighty dollars and seventy-five cents ($19,280.75) payment by Defendant to Plaintiff will be according to the following schedule:

         * Within seven (7) days of Defendant's receipt of this fully executed Agreement, Defendant will make a payment to Plaintiff in the amount of $2,892.11, which is equal to 15% of the total amount of $19,280.75;

         * The balance of the total amount, $16,388.64, plus Plaintiff's cost for filing and serving the complaint not to exceed $400.00, will be paid by Defendant to Plaintiff by December 31, 2004.





SETTLEMENT AGREEMENT
AND MUTUAL RELEASE
Alameda County Case No. HG 4155209

Defendant will make both payments to Plaintiff by way of check or money order, made payable to "John Bernstein" and sent by U.S. Mail to Mr. John Bernstein, 145 Mohave Common, Fremont, CA 94539.

     4. Dismissal of Action. Immediately upon execution of this Agreement by the parties hereto, and upon receipt by Plaintiff of the first payment specified in paragraph 3 above from Defendant of $2,892.11, Plaintiff shall take all necessary actions to dismiss the entire Action with prejudice, and to provide to Defendant's attorney, David J. Leonard, an endorsed-filed copy of such dismissal with prejudice.

     5. No Admission of Liability. The parties represent and acknowledge that they have entered into this Agreement solely for the purpose of preventing further involving in protracted and costly litigation based upon the disputed claims in the Action and issues surrounding settlement of the Action. Neither the settlement of the Action nor the settlement of issues pertaining to the Action, nor anything contained herein, shall be construed to be at any time or any place an admission on the part of any party hereto of any of the claims in the Action or referred to herein.

     6. Persons/Entities Bound by Agreement. This Agreement shall be binding upon and for the benefit of the parties hereto and their respective successors, subsidiaries, divisions, affiliates, representatives, assigns, officers, directors, employees and beneficiaries, wherever the context requires or admits.

     7. Advice of Counsel. The parties hereto expressly represent that they have (1) consulted with attorney(s) concerning this Agreement and have been fully advised by such attorneys with respect to their rights and obligations hereunder, or, (2) elected to waive advice of counsel, but have completely read and fully understand the terms of this Agreement.

     8. No Oral Modification of This Agreement. This Agreement constitutes the entire Agreement between the parties, and it is expressly understood and agreed that this Agreement may not be altered, amended, modified, or otherwise changed in any respect or particular whatsoever, except by a writing duly executed by authorized representatives of all of the parties hereto, and that no extrinsic evidence whatsoever may be introduced in any judicial or arbitration proceeding.

     9. No Claim of Oral Modification of Agreement. The parties hereto acknowledge and agree that they will make no claim at any time or place that this Agreement has been orally altered or modified in any respect whatsoever, and that they will not hereafter claim that this Agreement has been altered, modified, or otherwise changed by oral communication of any kind or character whatsoever.





SETTLEMENT AGREEMENT
AND MUTUAL RELEASE
Alameda County Case No. HG 4155209

     10. Attorneys' Fees For Prevailing Party In Action To Enforce/Interpret Agreement. If any legal action, arbitration, or other proceeding is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default or misrepresentation in connection with any of the provisions of this Agreement, the successful or prevailing party or parties will be entitled to recover reasonable attorney's and other costs incurred in that action or proceeding, in addition to any other relief to which it or they may be entitled.

     11. Venue For Enforcement Action. If any legal action is brought for the enforcement of this Agreement, IT IS STIPULATED AND AGREED by the parties hereto that the venue for any such action shall be in Sonoma County, California.

     12. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original and shall be deemed duly executed upon the signing of the counterparts by the parties hereto. The parties agree that facsimile signatures hereto shall have the same force and effect as original signatures.

     13. Authority to Contract. All parties hereby, on behalf of themselves and/or the entities on whose behalf they have signed, represent and warrant that the undersigned have the authority and the capacity to make this Agreement and to carry out the terms hereof.

PLAINTIFF

Dated: 8-18, 2004                   By: /s/ Frank Sanchez
                                        Frank Sanchez
                                        Vice President of Operations
                                        Q-Matrix, Inc., Defendant


DEFENDANT

Dated: 8-10-04, 2004                By: /s/ John Bernstein, Plaintiff
                                        John Bernstein, Plaintiff











SETTLEMENT AGREEMENT
AND MUTUAL RELEASE
Alameda County Case No. HG 4155209

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